EXHIBIT 2

FINAL EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY

AND

BETWEEN

TIMBERLINE KNOLLS, LLC,

AND

TK BEHAVIORAL, LLC

Dated as of August 28, 2012

TABLE OF CONTENTS

1. DEFINITIONS	1
1.1 Definitions	1

2. SALE OF ASSETS AND CERTAIN RELATED MATTERS	7
2.1 Sale and Transfer of the Assets	7
2.2 Excluded Assets	8
2.3 Assumed Liabilities	8
2.4 Excluded Liabilities	8
2.5 Interpretation	10

3. FINANCIAL ARRANGEMENTS	10
3.1 Purchase Price	10
3.2 Reserved	11
3.3 Allocation of Purchase Price	11
3.4 Prorations and Utilities	11
3.5 Tax Proration	11
3.6 Interest	12

4. CLOSING	12
4.1 Closing	12
4.2 Deliveries of Seller at Closing	12
4.3 Deliveries of Buyer at Closing	13
4.4 Additional Acts	13

5. REPRESENTATIONS AND WARRANTIES OF SELLER	13
5.1 Capacity of Seller	14
5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	14
5.3 Binding Agreement	14
5.4 Organizational Structure	14
5.5 Financial Statements; Internal Controls	14
5.6 Contracts; No Defaults	15
5.7 Real Property	15
5.8 Title	15
5.9 Defects in Property; Utilities and Easements	15
5.10 Zoning	16
5.11 Intellectual Property	16
5.12 Insurance	16
5.13 Litigation or Proceedings	16
5.14 Governmental Authorizations; Compliance	16
5.15 Regulatory Compliance; Improper Payments	17
5.16 HIPAA Matters	18
5.17 Compliance Program	19
5.18 Federal Healthcare Program Participation; Accreditation	19
5.19 Reserved	19
5.20 Reimbursement	19
5.21 Medical Staff Matters	20
5.22 Statutory Funds	20
5.23 Controlled Substances	20
5.24 Reserved	20
5.25 Tax Liabilities	20
5.26 ERISA Compliance	21
5.27 Employees and Employee Relations	22

i

5.28 Environmental Matters	23
5.29 Medical Waste	23
5.30 Brokers	23
5.31 Absence of Certain Changes	23
5.32 Accounts Receivable	24
5.33 No Other Representation or warranties	25

6. REPRESENTATIONS AND WARRANTIES OF BUYER	25
6.1 Authority of Buyer	25
6.2 Binding Agreement	25
6.3 Litigation	25
6.4 Brokers	26
6.5 Sufficiency of Funds	26
6.6 Statements and Other Documents Not Misleading	26
6.7 Independent Investigation	26

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	26
7.1 Seller’s Deliverables	26
7.2 Compliance with Agreement	26
7.3 Representations and Warranties	26
7.4 Action/Proceeding	26
7.5 Consents and Approvals	26
7.6 Due Diligence	27
7.7 Tail Insurance	27
7.8 Absence of Certain Changes	27
7.9 Releases	27
7.10 Escrow Agreement	27
7.11 Real Estate Purchase Agreement	27
7.12 Personal Goodwill Agreement	27
7.13 Retention Bonus Pool	27
7.14 Purchase of Real Property	27
7.15 Closing Documents	28

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	28
8.1 Buyer’s Deliverables	28
8.2 Compliance with Agreement	28
8.3 Action/Proceeding	28
8.4 Representations and Warranties	28
8.5 Escrow Agreement	28
8.6 Real Estate Purchase Agreement	28
8.7 Personal Goodwill Agreement	28
8.8 Closing Documents	28

9. ADDITIONAL AGREEMENTS AND COVENANTS	28
9.1 Post-Closing Access to Information	28
9.2 Employee Matters	29
9.3 Termination or Merger of Benefit Plans	29
9.4 Notices and Consents	29
9.5 Noncompetition Agreement	30
9.6 No-Shop Agreement	31
9.7 Misdirected Payments	31
9.8 Affirmative Covenants of Seller	31
9.9 Negative Covenants of Seller	31
9.10 Certain Tax Matters	32

10. INDEMNIFICATION	32
10.1 Indemnification by Seller	32
10.2 Indemnification by Buyer	33
10.3 Survival/Indemnity Period	34
10.4 Limitations	34
10.5 Notice and Procedure	35
10.6 Right of Set-Off	36
10.7 Exclusive Remedy	36
10.8 Tax Treatment of Indemnity Payment	36

11. TERMINATION	36
11.1 Termination Events	36
11.2 Effect of Termination	37

12. GENERAL	37
12.1 Notice	37
12.2 Confidentiality; Public Announcement	38
12.3 Cost of Transaction	38
12.4 Consents, Approvals and Discretion	38
12.5 Choice of Law; Waiver of Jury Trial	38
12.6 Benefit/Assignment	39
12.7 Waiver of Breach	39
12.8 Severability	39
12.9 Entire Agreement/Amendment; Counterparts	39
12.10 No Third Party Beneficiaries	39
12.11 Gender and Number	39
12.12 Divisions and Headings	39
12.13 No Inferences	39
12.14 Specific Performance	39

List of Exhibits

3.1	Form of Escrow Agreement
4.2(a)	Form of Bill of Sale
4.2(b)	Form of Assignment and Assumption Agreement

EXHIBIT 2

FINAL EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of August 28, 2012, by and among Timberline Knolls, LLC, a Delaware limited liability company (“Seller”), and TK Behavioral, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is engaged in the business of operating a behavioral health care facility known as Timberline Knolls Residential Treatment Center, located at 40 Timberline Drive, Lemont, IL 60439 (the “Business);

WHEREAS, Buyer desires to acquire substantially all of the assets of Seller used and/or useful in the Business, and Seller desires to sell such assets to Buyer, all as more fully set forth below;

WHEREAS, Buyer is a wholly-owned subsidiary of Acadia Healthcare Company, Inc., a Delaware corporation (“Buyer Parent”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Buyer Parent is executing and delivering a guarantee for the benefit of Seller (the “Buyer Parent Guarantee”), providing, among other things, for Buyer Parent’s absolute and unconditional guarantee of the payment and performance when due of Buyer’s obligations under this Agreement.

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement have the following meanings:

“Acquired Employees” has the meaning set forth in Section 9.2(a).

“Affiliate” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise.

“Agency Settlements” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 3.3.

“Allocation Objection Notice” has the meaning set forth in Section 3.3.

“Annual Financials” has the meaning set forth in Section 5.5(a).

“Assets” has the meaning set forth in Section 2.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2.

“Assignment of Lease and Option” has the meaning set forth in Section 4.2.

“Assumed Contracts” has the meaning set forth in Section 2.1.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Benefit Plan” means “employee benefit plan,” as defined in Section 3(3) of ERISA and any other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change of control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plan or employment (including severance and change in control) agreement, program, policy or other arrangement (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefor or otherwise, under which any employee or former employee of Seller has any present or future right to benefits or under which Seller has any present or future liability.

“Bill of Sale” has the meaning set forth in Section 4.2.

“Business” has the meaning set forth in the recitals of this Agreement.

“Business Associate Agreements” has the meaning set forth in Section 5.16(f).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law in the State of Illinois or the State of Tennessee to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Basket” has the meaning set forth in Section 10.4(a)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer Parent” has the meaning given to such term in the Recitals.

“Buyer Parent Guarantee” has the meaning given to such term in the Recitals.

“Cap” has the meaning set forth in Section 10.4(a)(iii).

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents (including marketable securities, certificates of deposit, checking and money market accounts, and short term investments).

“Claims” has the meaning set forth in Section 10.5.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1(b).

“COBRA” means the group health plan continuation requirements of Title I, Part 6, of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Competing Business” has the meaning set forth in Section 9.5(a).

“Confidential Information” has the meaning set forth in Section 12.2(a).

“Contract” has the meaning set forth in Section 5.6.

“Covered Entities” has the meaning set forth in Section 5.16(a).

“Effective Time” has the meaning set forth in Section 4.1.

“Encumbrances” means any mortgages, liens, restrictions, agreements, claims, easements, encroachments, rights of way, building use, exceptions, variances, reservations, pledges, security interests, conditional sales agreements, rights of first refusal, options, obligations, restrictions, liabilities, charges or limitations of any nature.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the Knowledge of Seller) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location of the Business.

“Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to, the Comprehensive Environmental Response, the Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any related company, trade or business that is required to be aggregated with Seller under Code Sections 414(b), (c), (m) or (o).

“Escrow Agent” has the meaning set forth in Section 3.1.

“Escrow Agreement” has the meaning set forth in Section 3.1.

“Escrowed Funds” has the meaning set forth in Section 3.1.

“Escrow Release Date” has the meaning set forth in Section 3.1.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.1(g).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Facility” means the behavioral health care facility known as Timberline Knolls Residential Treatment Center, located at 40 Timberline Drive, Lemont, IL 60439.

“Federal Healthcare Programs” means the Medicare, Medicaid and TRICARE programs.

“Federal Privacy Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164, as amended.

“Federal Transaction Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 162, as amended.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any contractor of such governmental or quasi-governmental entity, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Governmental Authorization” means any approval, certificate of authority, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.

“Gresham Escrowed Funds” means $500,000.00 in cash to be deposited by Buyer with the Escrow Agent at the Closing pursuant to the Personal Goodwill Agreement and held in escrow pursuant to the Escrow Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8.

“Indemnitee” has the meaning set forth in Section 10.5(a).

“Indemnitor” has the meaning set forth in Section 10.5(a).

“Independent Accounting Firm” has the meaning set forth in Section 3.3(c).

“Intellectual Property Assets” means all copyrights, trademarks, trade names, service marks, trade dress, domain names, trade secrets, patents, computer programs and other intellectual property and proprietary rights.

“Interim Financials” has the meaning set forth in Section 5.5(a).

“Interest Commencement Date” has the meaning set forth in Section 3.8.

“Knowledge of Seller” or “Seller’s Knowledge” or any similar knowledge qualification means the actual knowledge of James Gresham after taking into account a reasonable inquiry by Mr. Gresham necessary to complete and deliver Seller’s Schedules in accordance with this Agreement.

“Lease” has the meaning set forth in Section 5.7(a).

“Leased Real Property” has the meaning set forth in Section 5.7(a).

“Losses” has the meaning set forth in Section 10.1(a).

“Material Adverse Effect” means with respect to Seller or Buyer, as the case may be, any condition, change or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect upon (a) the financial condition, business or results of operations of such party, taken as a whole or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly arising out of or attributable to: (i) any changes, conditions or effects in the economy or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) the effect of any changes in applicable laws or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, Medical Waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq. (“MWTA”), and applicable state law.

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., The Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., OSHA, the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

“Member” and collectively, “Members” means each Person who holds a membership interest or other equity ownership interest in Seller.

“Non-Acquired Employees” has the meaning set forth in Section 9.2(c).

“Party” means, individually, Buyer or Seller, and “Parties” means, collectively, Buyer and Seller.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means any individual, corporation, company, body corporate, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority.

“Personal Goodwill” means the goodwill to be purchased by Buyer from James Gresham pursuant to the Personal Goodwill Agreement.

“Personal Goodwill Agreement” has the meaning set forth in Section 7.12.

“Pro Rata Share” means (i) with respect to Seller, 90%, and (ii) with respect to James Gresham, 10%.

“Prohibited Activities” has the meaning set forth in Section 9.5(a).

“Provider Agreements” has the meaning set forth in Section 5.18.

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Estate Laws” means all applicable zoning and other land use and similar laws, codes, ordinances, rules, regulations and orders, including the Americans With Disabilities Act (other than Environmental Laws).

“Real Estate Purchase Agreement” has the meaning set forth in Section 7.11.

“Real Property” means all of the real property and improvements located at 40 Timberline Drive, Lemont, Illinois 60439 set forth in the Real Estate Purchase Agreement.

“Restricted Territory” means the geographic area within a 50 mile radius of the Facility.

“Retention Bonus Pool” has the meaning set forth in Section 7.13.

“Schedules” means the disclosure schedules delivered in accordance with this Agreement and attached hereto.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Basket” has the meaning set forth in Section 10.4.

“Seller Escrowed Funds” means $4,500,000.00 in cash to be deposited by Buyer with the Escrow Agent at the Closing pursuant to Section 3.1(a) and held in escrow pursuant to the Escrow Agreement.

“Seller Escrow Expense” has the meaning set forth in Section 3.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Seller Intellectual Property Assets” means the Intellectual Property Assets used or owned by Seller that are used in the Business as currently conducted.

“Tax Allocation” has the meaning set forth in Section 3.5.

“Taxes” means (i) any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property Assets” has the meaning set forth in Section 5.11(b).

“TJC” means The Joint Commission.

“Transaction Documents” means this Agreement, the Buyer Parent Guarantee, the Escrow Agreement, the Bill of Sale and the Assignment and Assumption Agreement, the Assignment of Lease and Option and the other agreements, instruments and documents required to be delivered at the Closing.

“Unresolved Claim” has the meaning set forth in Section 3.1(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

2. SALE OF ASSETS AND CERTAIN RELATED MATTERS

2.1 Sale and Transfer of the Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire at Closing all assets or assignable rights under leases, tangible and intangible, real, personal or mixed, other than the Excluded Assets (as defined below), owned by Seller and used in the Business, including the following items (collectively, the “Assets”):

(a) all equipment, whether movable or attached to the Real Property, vehicles, furniture and furnishings;

(b) all supplies and inventory;

(c) prepaid expenses;

(d) accounts receivable;

(e) subject to applicable law, all current and historical financial, patient, medical staff and personnel records;

(f) to the extent that Buyer is assuming all liabilities with respect to a Benefit Plan of Seller pursuant to Section 2.3, all assets, rights and interests in connection with such Benefit Plan of Seller, and all funds and accounts held under such Benefit Plan;

(g) all right, title and interest of Seller in, to or under all commitments, contracts, leases, purchase orders and agreements outstanding in respect of the Business or that otherwise relate to the Assets other than the contracts identified on Schedule 2.1(vii) as being the “Excluded Contracts” (collectively, the “Assumed Contracts”);

(h) to the extent assignable without consent of any third party and without expense to Seller or its Affiliates, all Governmental Authorizations held by Seller relating to the ownership, development and operations of the Business;

(i) all claims, causes of action and judgments in favor of Seller relating to the Business or the Assets, except to the extent such claims, causes of action and judgments relate directly and primarily to the Excluded Assets, the Excluded Liabilities and/or the Excluded Contracts;

(j) Seller’s goodwill in respect of the Business;

(k) Seller’s rights conveyed by Seller to Buyer under the Assignment of Lease and Option;

(l) bank account #659954762 at Chase Bank, N.A.;

(m) rights to settlements and retroactive adjustments, if any, for periods starting on or after the Effective Time arising under the terms of any third party payor programs which settle upon a basis other than an individual claims basis (“Agency Settlements”); and

(n) all of Seller’s rights to use the name “Timberline Knolls” and all variations thereof, all Seller Intellectual Property Assets owned by Seller (including exclusive rights to Seller’s trademark for the Timberline Knolls trade name) and in each case to the extent assignable without expense to Seller and/or its Affiliates, and all of Seller’s rights to use the Intellectual Property Assets of other Persons heretofore or currently used in the Business.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets that are associated with Seller’s operations of the Business are not intended by the parties to be a part of the Assets and shall be excluded from such purchase and the definition of the Assets (collectively, the “Excluded Assets”):

(a) rights to Agency Settlements, if any, for periods ending on or prior to the Effective Time;

(b) any and all Cash and Cash Equivalents of Seller (including all “prepaid but not yet earned” revenue of Seller;

(c) Seller’s records books, minute books, tax records, and any records that by law Seller is required to retain in its possession (copies of which have been provided to Buyer);

(d) all of Seller’s rights to insurance proceeds relating to the operations of the Business prior to the Effective Time;

(e) any contracts or agreements with any Federal Healthcare Program together with any related provider numbers and any related accounts receivable;

(f) other assets of Seller not specifically used in connection with, or the operation of, the Business;

(g) those assets set forth on Schedule 2.2;

(h) any Tax refunds, Tax credits, Tax rebates or similar payments relating to Taxes that are associated with Seller’s ownership or operations of the Business and the Assets for taxable periods (or portions thereof) ending on or prior to the Effective Time; and

(i) any intercompany or related-party receivables.

2.3 Assumed Liabilities. As of the Closing Date, Buyer shall assume and agree to pay, perform and discharge in accordance with the respective terms of each of (i) the obligations arising during and relating to the period after the Effective Time under the Assumed Contracts; (ii) exclusive of expenses to be paid by Seller pursuant to Section 12.3 hereof, those accounts payable and other current liabilities of Seller identified on the July 31, 2012 balance sheet of Seller and such other substantially similar accounts payable and current liabilities incurred by Seller through the Closing Date in the ordinary course of its business consistent with Seller’s past practice; (iii) employee payroll or bonus accruals of Seller in respect of the Business; and (iv) accrued vacation, paid time off and sick days of the Acquired Employees; (v) any liability or obligation for severance or similar payments with respect to any employee or independent contractor of, or consultant to, Seller; (vi) any obligation or liability accruing, arising out of, or relating to the records specified in Section 2.1(e) (including, but not limited to, all obligations to maintain and make available such records under applicable law); (vii) those liabilities specifically set forth on Schedule 2.3; and (viii) any obligation or liability accruing, arising out of, or relating to the ownership or operation of the Business or the Assets after the Effective Time (the foregoing (i), (ii), (iii), (iv), (v), (vi), (vii) and (vii), collectively, the “Assumed Liabilities”). Descriptions and amounts of the liabilities of Seller that would be Assumed Liabilities if the Closing were to occur on the July 31, 2012 are set forth on Schedule 2.3.

2.4 Excluded Liabilities. Except as expressly provided to the contrary in Section 2.3 above, under no circumstance shall Buyer be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown, and whether or not set forth on the Schedules hereto except for Schedule 2.3 (collectively, the “Excluded Liabilities”):

(a) any obligation or liability (whether known or unknown) accruing, arising out of, or relating to Seller’s ownership or operation of the Assets or the Business prior to Effective Time;

(b) any obligation or liability accruing, arising out of, or relating to any act or omission (or suspected or alleged act or omission) by Seller, or any of its medical staff, employees, agents, vendors or representatives before the Effective Time;

(c) any obligation or liability accruing, arising out of, or relating to any breach of any Assumed Contract by Seller or any of its Affiliates prior to Effective Time;

(d) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;

(e) any long-term indebtedness, including capital lease obligations (including the current portion thereof);

(f) any indebtedness for borrowed money, including indebtedness owed to a bank or other similar financial institution;

(g) any intercompany or related-party indebtedness;

(h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations, claims or actions with respect to acts or omissions (or suspected or alleged acts or omissions) of Seller or any of its employees, medical staff, agents, or vendors prior to Effective Time;

(i) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller or any of its directors, officers, employees and agents claimed to violate any laws;

(j) any liabilities or obligations of Seller of every kind and nature, known and unknown, arising under the terms of the Federal Healthcare Programs or any other third-party payor programs or health insurers, in respect of, arising out of or as a result of (i) periods prior to and up to the Effective Time; (ii) the consummation of the transactions contemplated hereby, including claims for overpayments or other excessive reimbursement or non-covered services or any penalties or sanctions relating thereto; and (iii) any liability of Seller under, arising prior to or relating to any period prior to the Effective Time from any risk pools and other risk sharing agreements established in connection with any managed care contract assumed by Buyer hereunder;

(k)(i) any Taxes arising from or in connection with Seller’s ownership and/or operation of the Business and the Assets for taxable periods ending on or prior to the Effective Time and (ii) except as otherwise provided in Section 12.3 hereof, any Taxes payable by Seller in connection with the sale of the Assets pursuant to this Agreement;

(l)(i) except to the extent such liabilities are expressly assumed by Buyer in accordance with Section 2.3 and Section 9.2, any liability with respect to Seller’s employees relating to periods prior to the Effective Time, including liability for (A) any compensation, Benefit Plan, or any other employee health and welfare benefit plans, paid time off, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim or personnel policy, including those relating to any termination of employment, and all employee wages and benefits, or (B) any payroll taxes;

(m) liabilities for expenses incurred by Seller incidental to the preparation of this Agreement, the preparation or delivery of materials or information requested by Buyer, or the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees or any account payable that is attributable to legal and accounting fees and similar costs incurred by Seller that are directly related to the sale of any of the Assets;

(n) liabilities arising from or in connection with (i) any order of any Governmental Authority, (ii) the violation of any law or (iii) the violation of any integrity or compliance agreement of any Federal Healthcare Program, in the case of each of the foregoing clauses (i), (ii) and (iii) involving Seller prior to the Effective Time or relating to or arising in connection with the Business prior to the Effective Time; and

(o) liabilities attributable to any of the Excluded Assets.

2.5 Interpretation. In this Agreement, unless the context otherwise requires:

(a) References to this Agreement are references to this Asset Purchase Agreement and to the schedules and exhibits hereto;

(b) References to Articles and Sections are references to the articles and sections of this Agreement;

(c) References to any party to this Agreement shall include references to its successors and permitted assigns;

(d) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

(e) The terms “hereof,” “herein,” “hereby,” and any derivative or similar words will refer to this entire Agreement;

(f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

(g) References to any law are references to that law and all rules and regulations promulgated thereunder as of the date hereof and the Closing Date;

(h) The word “including” shall mean including, without limitation; and

(i) References to time are references to Central Standard or Daylight Time (as in effect on the applicable day) unless otherwise specified herein.

3. FINANCIAL ARRANGEMENTS

3.1 Purchase Price. Upon the terms and subject to the conditions of this Agreement, as consideration for the sale and purchase of the Assets as herein contemplated, Buyer shall pay to Seller at the Closing an aggregate purchase price of Sixty Seven Million and Seven Hundred Fifty Thousand Dollars ($67,750,000.00) in cash (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a) At the Closing, Buyer shall deposit the Seller Escrowed Funds with U.S. Bank (the “Escrow Agent”), and the Seller Escrowed Funds (together with the Gresham Escrowed Funds required to be deposited by James Gresham pursuant to the Personal Goodwill Agreement, collectively, the “Escrowed Funds”) shall be held by the Escrow Agent in accordance with the terms of an escrow agreement in substantially the form attached hereto as Exhibit 3.1 (the “Escrow Agreement”). On the first anniversary of the Closing (the “Escrow Release Date”), Seller shall be entitled to receive its Pro Rata Share of the remaining Escrowed Funds, plus any interest thereon, less a reasonable estimate of Seller’s Pro Rata Share of potential Losses relating to claims pursuant to Article 10 for which a Claim has been validly submitted by Buyer in accordance with the provisions of Article 10 (each an “Unresolved Claim”). From time to time promptly after final resolution of any Unresolved Claim, Seller and Buyer shall instruct the Escrow Agent to disburse to Seller or Buyer, as appropriate, amounts held by the Escrow Agent in respect of such Unresolved Claim. Following the Escrow Release Date, on the earliest date on which no Unresolved Claims are outstanding, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller and James Gresham 90% and 10%, respectively, of the remaining Escrowed Funds. The expenses of the Escrow Agent shall be paid 50% by Buyer, 10% by James Gresham and 40% by Seller (Seller’s share of such expenses, the “Seller Escrow Expense”). The Seller Escrow Expense shall be deducted from any portion of Seller’s Pro Rata Share of the remaining Escrowed Funds that are payable to Seller and retained by the Escrow Agent prior to the distribution of the balance, if any, to Seller.

(b) At the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price minus the Seller Escrowed Funds (the “Closing Payment”).

3.2 Reserved.

3.3 Allocation of Purchase Price.

(a) Buyer and Seller shall allocate the Purchase Price and the Assumed Liabilities required to be taken into account for income tax purposes among the Assets (the “Allocation”). The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Section 3.3.

(b) Buyer and Seller agree that the Allocation shall be determined pursuant to the following procedure: No later than 45 calendar days following the Closing Date, Buyer shall deliver to Seller an allocation of the Purchase Price and Assumed Liabilities required to be taken into account for income tax purposes among the Assets (the “Proposed Allocation”). Seller shall deliver written notice to Buyer within 30 calendar days after Buyer’s receipt of the Proposed Allocation if Seller objects to the Proposed Allocation (the “Allocation Objection Notice”). The Allocation Objection Notice shall specify the basis for such objection and such items or amounts as to which Seller so objects, and Seller shall be deemed to have agreed with all other items and amounts contained in the Proposed Allocation. If Seller delivers an Allocation Objection Notice within such 30-day period, the parties shall, during the 30 calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts. If after such 30-day period the Seller and Buyer are unable to reach such agreement, the parties shall submit such Proposed Allocation to an independent accounting firm of national reputation that has had no prior relationship with Buyer, any Affiliate of Buyer, Seller or any Affiliate of Seller and that is mutually acceptable to Buyer and Seller (the (“Independent Accounting Firm”), and the Independent Accounting Firm shall resolve any such objections within 30 calendar days after its engagement for this purpose in a manner that is in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and this Agreement. The cost of such resolution shall be borne (and paid) 50% by Seller and 50% by Buyer. The Allocation shall be the Proposed Allocation, if no Allocation Objection Notice with respect thereto is duly delivered pursuant to the foregoing procedures; or if an Allocation Objection Notice is delivered, as agreed by Buyer and Seller or, absent such agreement, the resolution by the Independent Appraiser pursuant to the foregoing procedures.

(c) In the event that any Tax authority disputes the Allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

(d) Buyer and Seller agree to prepare and file any Tax Returns required to be filed with any Taxing Authority (including Internal Revenue Service Form 8594) in accordance with the Allocation, and further agree not to take any tax position that is inconsistent with the Allocation, in each case except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).

3.4 Prorations and Utilities . To the extent not otherwise prorated pursuant to this Agreement, Buyer and Seller shall prorate as of the Closing Date, any and all current real estate and personal property lease payments, charges against the Real Property, power and utility charges and all other income and expenses that are normally prorated upon the sale of a going concern.

3.5 Tax Proration . Buyer and Seller shall prorate as of the Closing Date any amounts with respect to (i) ad valorem Taxes on the Assets and (ii) property Taxes on the Assets, including Taxes on the Real Property. Payments for ad valorem property Taxes shall initially be determined based on the previous year’s Taxes and shall later be adjusted to reflect the current year’s Taxes when the Tax bills are finally rendered.

3.6 Interest . Unless otherwise provided herein to the contrary, any payment required to be made by any party pursuant to this Agreement (including pursuant to Article 10), if not paid before five (5) business days after the date that such payment is required to be made hereunder (the “Interest Commencement Date”), shall include interest from the Interest Commencement Date to the day such payment is made, computed at a rate per annum equal to the prime rate in effect on the Interest Commencement Date as published in The Wall Street Journal plus two percent. All requests for payment pursuant to this Section 3.6 shall be accompanied by a certificate of an officer of the party entitled to receive such payment setting forth the amount of the payment due pursuant to this Agreement (without regard to any amounts payable through operation of this Section 3.6) and the applicable Interest Commencement Date.

4. CLOSING

4.1 Closing. The consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (“Closing”) shall take place at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee, or such other place and in such other manner (electronic exchange of documents or otherwise) as shall be mutually agreed upon in writing by the parties hereto, at 10:00 a.m. Central Time on August 31, 2012, or on such later date that is no later than October 1, 2012 as the parties hereto may mutually designate (the “Closing Date”), so long as all of the conditions set forth in Articles 7 and 8 (other than conditions that are intended to be satisfied at the Closing) have been satisfied or waived, as applicable. Closing shall be effective as of 12:00:01 a.m. on the Closing Date (the “Effective Time”). Time is of the essence in connection with this Agreement. Notwithstanding anything to the contrary in this Agreement, the Closing shall occur simultaneously with, and contingent upon, the consummation of the transactions contemplated by the Real Estate Purchase Agreement and the consummation of the transactions contemplated by the Personal Goodwill Agreement.

4.2 Deliveries of Seller at Closing. At Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) a Bill of Sale (the “Bill of Sale”), fully executed by Seller, transferring to Buyer good title to all tangible and intangible assets comprising the Assets (other than the Real Property), the form of which is attached hereto as Exhibit 4.2(a);

(b) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by Seller, assigning to Buyer all right, title and interest of Seller in, to and under the Assumed Contracts, the form of which is attached hereto as Exhibit 4.2(b);

(c) the Escrow Agreement, fully executed by Seller;

(d) an Assignment of Lease and Option, in the form reasonably acceptable to Seller and Buyer (the “Assignment of Lease and Option”), fully executed by Seller

(e) a copy of resolutions duly adopted by the authorized governing body of Seller authorizing and approving the transactions contemplated hereby, Seller’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the Transaction Documents described herein to which Seller is a party, certified as true and of full force as of Closing by an appropriate officer of Seller;

(f) the signature and incumbency of the officers of Seller authorized to execute and deliver this Agreement, the Transaction Documents and the other agreements and documents that Seller is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Seller;

(g) a certificate of existence and good standing (or its functional equivalent) of Seller from the Secretary of State of Delaware and any foreign qualifications of Seller, dated the most recent practical date prior to Closing;

(h) a certificate from the Illinois Comptroller of Public Accounts that Seller has no outstanding liability for any sales tax or other state taxes (commonly referred to as a “No Tax Due Certificate”) and a corresponding No Tax Due Certificate from the appropriate tax collector for each applicable county in which Seller owns property;

(i) a non-foreign affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(j) reasonable evidence that Seller has purchased fully-paid tail coverage to remain in place for a period of five years from the Effective Time to insure against general liability and malpractice liability (Such tail coverage will have the effect of converting Seller’s claims-made insurance policies into an occurrence-based insurance policies);

(k) reasonable evidence that Seller has funded the escrow account specified in Section 7.13; and

(l) such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.

4.3 Deliveries of Buyer at Closing. At Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) a wire transfer of immediately available funds in an amount equal to the Closing Payment to the bank account identified by Seller in writing at least two days prior to the Closing Date;

(b) the Bill of Sale, fully executed by Buyer;

(c) the Assignment and Assumption Agreement, fully executed by Buyer;

(d) the Escrow Agreement, fully executed by Buyer;

(e) the Assignment of Lease and Option, fully executed by Buyer

(f) the signature and incumbency of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and documents that Buyer is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Buyer; and

(g) a certificate of existence and good standing of Buyer from the Delaware Secretary of State, dated the most recent practical date prior to Closing.

4.4 Additional Acts. From time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer may reasonably request, to convey and transfer more effectively full right, title and interest to, to vest in, and to place Buyer in legal and actual possession of any and all of the Assets as contemplated by and in accordance with the terms of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof, except for representations or warranties made with respect to a specified date (in which case the applicable representations or warranties shall be true and correct only as of such specified date), and except as disclosed in the Schedules, Seller represents and warrants to Buyer the following:

5.1 Capacity of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which it conducts business. Seller has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability action on the part of Seller.

5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Seller, and the consummation of the transactions contemplated herein by Seller:

(a) are within Seller’s powers and are not in contravention of the terms of any of its governing documents or any amendments thereto;

(b) except as set forth on Schedule 5.2, will neither constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind, to which Seller is a party or by which Seller is bound, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any Assets;

(c) except as set forth on Schedule 5.2, do not require Seller to obtain any approval or consent of, or give notice to or make any filing with any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority;

(d) will not violate any statute, law, rule or regulation of any Governmental Authority to which Seller or the Assets may be subject; and

(e) will not violate any judgment of any court or Governmental Authority to which Seller or the Assets may be subject.

5.3 Binding Agreement. This Agreement and the other Transaction Documents to which Seller is or shall become a party are and will constitute the valid and legally binding obligation of Seller and will be enforceable against Seller in accordance with the respective terms hereof or thereof.

5.4 Organizational Structure . The Members own 100% of the membership interests of Seller. Except as set forth on Schedule 5.4, there are no outstanding securities, options, warrants, calls, rights or agreements to which Seller is a party obligating it to issue, deliver, sell or cause to be issued, delivered or sold membership interests or other voting securities. Except as set forth on Schedule 5.4, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any membership interests or other equity securities of Seller. Seller does not have any subsidiaries or any investment in any other entity.

5.5 Financial Statements; Internal Controls.

(a) Schedule 5.5(a)(i) hereto contains copies of the following financial statements of Seller in respect of the Business: (i) an unaudited interim balance sheet dated as of June 30, 2012 (the “Balance Sheet Date”) and the related unaudited interim income statement for the six (6) months ended June 30, 2012 (collectively, the “Interim Financials”); and (ii) audited balance sheets dated as of December 31, 2009, December 31, 2010 and December 31, 2011 and the related audited income statements for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (collectively, the “Annual Financials” and together with the Interim Financials, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of notes), applied on a consistent basis throughout the periods indicated. Except as set forth on Schedule 5.5(a)(ii), to the Knowledge of Seller, the Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition and results of operations of the Seller in respect of the Business as of the dates and for the periods indicated thereon.

(b) With the exception of the liabilities set forth on Schedule 5.5(b), Seller does not have any liabilities or obligations of the type required to be reflected in a balance sheet prepared in accordance with GAAP or described as a contingency in the notes thereto, other than liabilities or obligations (a) reflected in or reserved against in the Financial Statements or (b) incurred in the ordinary course of business since the Balance Sheet Date.

5.6 Contracts; No Defaults. Attached hereto as Schedule 5.6 is a list of all material contracts, leases, instruments and agreements to which Seller is a party or by which Seller is bound or which may have an effect on the Assets or the Business (the “Contracts”). Seller has made available to Buyer true and complete copies of the Contracts. To the Knowledge of Seller, there is not, under any of the Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of Seller, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained. Except as set forth on Schedule 5.6, to the Knowledge of Seller, all Contracts are in full force and effect, there has been no threatened cancellation, termination or nonrenewal thereof, there are no outstanding disputes thereunder, each is with an unrelated third party and was entered into on an arm’s length basis in the ordinary course of business, and all will continue to be binding in accordance with their terms as of the Closing Date.

5.7	Real Property.

(a) The Real Property constitutes all of the real property used by Seller in the operation of the Business. A list and general description of the term of any third party leases by Seller as landlord including the relevant address, term, rental rate and area leased is contained on Schedule 5.7(a)(i). A list and general description of the use of all other real property leased by Seller as lessee from any third parties under any oral or written lease or license (each, a “Lease”), together with the relevant address, term, rental rate, area leased and whether such leased property is subject to Seller’s option to renew is contained on Schedule 5.7 (a)(ii) hereto (the “Leased Real Property”). To the Knowledge of Seller, there are no agreements or amendments, oral or written, pertaining to the Real Property other than as set forth in the Leases referenced on Schedule 5.7(a)(iii). The Real Property constitutes all of the real property used by Seller in the operation of the Facility.

(b) The Real Property is in compliance in all material respects with all Real Estate Laws, and Seller has not received any notice of violation from any Governmental Authority of any Real Estate Law on the use, occupancy, operation or marketability of the Real Property. To the Knowledge of Seller, Seller has all easements, servitudes, and rights-of-way necessary for access to the Real Property. All utilities serving the Real Property are adequate to operate the Business in the manner it is currently operating. Except as set forth on Schedule 5.7(b), to the Knowledge of Seller no improvements (i) encroach onto adjacent property, (ii) violate setback, building or sidelines or (iii) encroach onto any easements or servitudes located on the Real Property. Seller has received no written notice of any action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Real Property.

5.8 Title. At Closing, Seller will convey to Buyer good and valid title to the personal property, tangible and intangible, constituting the remainder of the Assets, free and clear of any Encumbrance except Permitted Encumbrances. Except for the Excluded Assets and the Real Property, the Assets conveyed at Closing by Seller to Buyer constitute in all material respects all tangible and intangible assets necessary for the operation of the Business as currently conducted.

5.9 Defects in Property; Utilities and Easements. Except as set forth on Schedule 5.9, to the Knowledge of Seller, (i) there are no material defects in the condition of the Real Property or the Assets that will impair the condition of the Assets or the operation of the Business; (ii) there is no material defect in the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and sprinkler systems) on the Real Property, or the parking and loading areas, and all such systems are safe and adequate for the uses to which they are put in the operation of the Business; (iii) the Real Property and all Assets are in good operating condition, ordinary wear and tear excepted; and (iv) there are no material defects or deficiencies in any necessary utility services and easements for such services including electrical, gas, water, sewer and telephone.

5.10 Zoning. The present use of the Real Property is permitted, and it is a conforming structure under applicable zoning and building laws and ordinances. There are no pending or, to Seller’s Knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Business. No variance, special permit, special exceptions or other approval is required under the local zoning or planning laws from any Governmental Authority to operate the Business as a behavioral health care business.

5.11 Intellectual Property

(a) Schedule 5.11 sets forth in all material respects all of the Seller Intellectual Property Assets. Seller owns, is licensed or otherwise possesses legally enforceable rights to use in the manner and to the extent currently being used by Seller all of the Seller Intellectual Property Assets without (i) infringing or violating the valid and enforceable rights of other Persons, (ii) constituting breach of any agreement, obligation, promise or commitment by which Seller and its Affiliates may be bound or (iii) violating any laws in any applicable jurisdiction.

(b) No actions or proceedings (i) have been made or are currently pending or, to the Knowledge of Seller, threatened by any Person with respect to the Seller Intellectual Property Assets, including any actions or proceedings challenging the right of Seller to use, possess, transfer, convey or otherwise dispose of any Seller Intellectual Property Assets, or (ii) have been made or are currently pending or, to the Knowledge of Seller, threatened by any Person with respect to the Intellectual Property Assets of any third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, such Third Party Intellectual Property Assets by or through Seller or any of its affiliates, except in the cases of clauses (i) and (ii), where such action or proceeding would not have an adverse effect on the Assets or the Business in any material respect.

(c) To the Knowledge of Seller, there is no unauthorized use, infringement, misappropriation or other violation of any of the Seller Intellectual Property Assets by any Person, including any employee, former employee, independent contractor or consultant of Seller or any of its affiliates.

(d) The Seller Intellectual Property Assets include all rights and interests necessary to conduct the business of Seller as it is currently conducted and such rights will not be adversely affected by Seller or any other Person claiming under or through Seller or otherwise in connection with or arising from the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

5.12 Insurance. Seller maintains in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 5.12. True and correct copies of all such policies, and all endorsements thereto, have been delivered to Buyer. Except as set forth on Schedule 5.12, Seller has not been refused any insurance with respect to the Assets or the operations of the Business by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three (3) years. Seller has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of, or reserved its rights in respect of, any claim which remains open, or rejected any claim which remains open. Except as set forth on Schedule 5.12, Seller has not received notice or communication from any such insurance company canceling or materially and adversely amending any of such policies and, to the Knowledge of Seller, no such cancellation or amendment is threatened.

5.13 Litigation or Proceedings. Schedule 5.13 sets forth an accurate list and summary description of all litigation or proceedings with respect to the Business and the Assets to which Seller is a party. Except as set forth on Schedule 5.13, there are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened against or affecting Seller with respect to the Business, at law or in equity, before or by any Governmental Authority wherever located and, to the Knowledge of Seller, no basis for any such action exists.

5.14 Governmental Authorizations; Compliance. Seller possesses all Governmental Authorizations that are required for the current conduct of the Business and the use of the Facility. Seller is in compliance in all material respects with all requirements of federal, state and local law, all applicable terms and requirements of each

Governmental Authorization, and all requirements of all Governmental Authorities having jurisdiction over Seller, the conduct of the Business, the use of its properties and assets and all premises occupied by it at the Facility. Since January 1, 2007, Seller has not received any notice, not heretofore complied with, from any Governmental Authority having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations, facilities, equipment, or business procedures or practices at the Facility fail to comply with applicable laws, ordinances, regulations, building or zoning laws or requirements of any Governmental Authority. Schedule 5.14 contains a correct and complete list of all Governmental Authorizations that are required for the current conduct of the Business and the operation of the Facility, except where the failure to have such Governmental Authorizations would adversely affect the Assets or the Business in any material respect. Except as set forth on Schedule 5.14, Seller validly holds all such Governmental Authorizations, each such Governmental Authorization is valid, binding, in good standing and in full force and effect, and Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Governmental Authorization. Except as set forth on Schedule 5.14, to the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not result in a violation or termination of any Governmental Authorization.

5.15 Regulatory Compliance; Improper Payments.

(a) Except as set forth on Schedule 5.15(a), since January 1, 2007, Seller has not received any written notice from any Governmental Authority that the Facility or the Business is not in compliance in all material respects with all applicable laws and regulations. To the Knowledge of Seller, Seller has timely filed all material reports, data and other information required to be filed under applicable laws and regulations. Seller and the Business have been and are in compliance in all material respects with all laws and regulations required to carry on the Business as currently conducted.

(b) Except to the extent permitted by applicable law, neither Seller, nor to Seller’s Knowledge, any member, manager or employee of Seller, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly: (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements, with any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third-party payors of Seller in exchange for business or payments from such Persons; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third-party payor or any other Person in exchange for business or payments; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under any law or regulation of the United States or under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any improper purpose or made any misleading, false, or artificial entries on any of its books or records for any reason; (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any improper payment to any Person; (vi) made any payment for or agreed to make any payment for any goods, services, or property in excess of fair market value; or (vii) committed a violation of any law or regulation, specifically including, but not limited to, Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (1) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.); (2) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) or the regulations thereunder; (3) the False Claims Act (31 U.S.C. § 3729); (4) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (5) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (6) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); and (7) Health Care Fraud (18 U.S.C. § 1347) or regulations related to any of the above (or related state and local fraud and abuse statutes or regulations) that would reasonably be expected to adversely affect the Assets or the Business in any material respect.

(c) Except as permitted by applicable law or regulation, neither Seller nor, to Seller’s Knowledge, any of its members, managers or employees is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement) related to Seller, the Business or the Assets with any physician, physical or occupation therapist, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for Seller with respect to any of the Business or the Assets, to provide services, lease space, lease equipment or engage in any other venture or activity.

(d) Except as set forth on Schedule 5.15(d), no Affiliate of Seller directly or indirectly: (i) provides any services to Seller, or is a lessor, lessee or supplier to Seller; (ii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Seller or the Business, except for claims and amounts owed in the ordinary course of business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under Benefit Plans; (iii) has any interest in or owns property or rights used in the operation of the Business; (iv) is a party to any contract, lease or other agreement, arrangement, understanding or commitment relating to the Assets or the operation of the Business (other than compensation and/or employee benefits payable in the ordinary course of business); or (v) received from or furnished to Seller any goods or services without adequate consideration.

(e) Schedule 5.15(e) lists all financial relationships (whether or not memorialized in writing) that Seller or the Business has had with any individual known by Seller to be a physician or an immediate family member of a physician in connection with the Business. For purposes of this Section 5.15(e), the term “financial relationship” has the meaning set forth in 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

5.16 HIPAA Matters.

To the Knowledge of Seller:

(a) Each business, entity or component of any entity owned or controlled by Seller that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in compliance with and has not violated the administrative simplification section of HIPAA, the Federal Privacy Regulations, the Federal Transaction Regulations or applicable state privacy laws.

(b) To the extent a Covered Entity directly or indirectly conducts a Transaction (as defined in the Federal Transaction Regulations) using Electronic Media (as defined in the Federal Transaction Regulations) with another covered entity, such Transactions use and will use the standards mandated by the Federal Transaction Standards (as defined in the Federal Transaction Regulations).

(c) A complete and accurate list of all Covered Entities and each Organized Health Care Arrangement (as defined in the Federal Privacy Regulations) in which a Covered Entity participates is attached hereto as Schedule 5.16(c)(i). Complete and accurate copies of each Covered Entity’s policies relating to the privacy of its patients’ Protected Health Information (as defined in the Federal Privacy Regulations) are attached hereto as Schedule 5.16(c)(ii). Each such policy relating to the privacy of patient’s Protected Health Information complies with the Federal Privacy Regulations and applicable state privacy laws. Each Covered Entity has provided its patients with a privacy notice that contains all of the requirements of 45 C.F.R. Section 164.520(b) at the times required by 45 C.F.R. Section 164.520(c) and has documented compliance with the foregoing requirements. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to Buyer. Each Covered Entity and its employees, volunteers, trainees, and other persons whose conduct, in the performance of work for a Covered Entity, is under the direct control of such Covered Entity has only Used (as defined in the Federal Privacy Regulations) or Disclosed (as defined in the Federal Privacy Regulations) Protected Health Information in accordance with its privacy notices, the Covered Entity’s privacy policies relating to Protected Health Information and the Federal Privacy Regulations.

(d) To the extent either Seller or any Covered Entity maintains Group Health Plans (as defined in Federal Privacy Regulations) for its employees and the dependents thereof, the Group Health Plan (i) has implemented policies to establish the permitted and required Uses and Disclosures of Protected Health Information to the plan sponsor, provided that such policies are not inconsistent with the Federal Privacy Regulations; (ii) has received certification from the plan sponsor that the Group Health Plan documents have been amended to incorporate the provisions set forth in 45 C.F.R. Sections 164.504(f)(2)(ii) and (f)(iii); (iii) provided its employees and their dependents covered by such Group Health Plan the applicable notices regarding the amendments of such Group Health Plan; and (iv) has provided Buyer with the telephone number of, and the name of a contact person at, each such Group Health Plan.

(e) Each Covered Entity has provided its patients the right to inspect, obtain a copy of, amend, receive an accounting of the disclosures, request an alternative means of disclosure and alternative locations for disclosure of Protected Health Information in accordance with the Federal Privacy Regulations. To the extent that a Covered Entity has agreed to additional restrictions on the use or disclosure of Protected Health Information requested by a patient, the Covered Entity has complied with such requests.

(f) Complete and accurate copies of all agreements (collectively, “Business Associate Agreements”) between a Covered Entity and a Business Associate (as defined in the Federal Privacy Regulations), together with a complete and accurate summary of the terms and conditions of any oral arrangements with Business Associates, have been furnished to Buyer. Neither Seller nor any Covered Entity is aware of any breach by a Business Associate of any Business Associate Agreement or any violation by a Business Associate of HIPAA, the Federal Transaction Regulations, the Federal Privacy Regulations, or the Federal Security Regulations.

(g) Except as set forth on Schedule 5.16, no patient has filed a HIPAA related complaint with Seller, the Business or any Governmental Authority.

5.17 Compliance Program. Seller has provided to Buyer a copy of its current compliance program materials. Except as set forth on Schedule 5.17, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act or similar litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Business or any other health care businesses conducted by Seller), and (f) has not received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other Person that would indicate that Seller has in the past violated, or is currently in violation of, any law or regulation. Buyer has been provided with a description of each audit and investigation conducted by Seller pursuant to its compliance program with respect to the Business during the last three (3) years. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the Compliance Program Guidance published by the Office of Inspector General of the Department of Health and Human Services.

5.18 Federal Healthcare Program Participation; Accreditation. The Seller does not currently participate and has never participated as a provider in any Federal Healthcare Program. The Seller and the Facility are duly accredited, with all Type I recommendations removed, by TJC for the three (3) year period set forth on Schedule 5.18. Copies of the two most recent accreditation survey reports from TJC pertaining to the Facility have been made available to Buyer. Except as set forth on Schedule 5.18, there is no proceeding, investigation or survey pending or, to Seller’s Knowledge, threatened any third-party payor programs with respect to the Facility, and to the Seller’s Knowledge no such investigations or surveys are pending, threatened, or imminent.

5.19 Reserved.

5.20 Reimbursement. Except as set forth on Schedule 5.20, all billing practices of Seller with respect to all third-party payors, including private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third-party payors, private insurance companies. All claims, returns, invoices and other forms made by the Seller to third-party payor are true, complete, correct and accurate in all material respects. Except as set forth on Schedule 5.20, no deficiency in any such claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Seller, threatened by any Governmental Authority or any other third-party payor and, to the Knowledge of Seller, there is no basis for any such claims or deficiencies. Neither Seller nor the Business has, within the prior five (5) years, been subject to any audit relating to fraudulent billing procedures or practices. Except as set forth on Schedule 5.2, to the Knowledge of Seller, neither Seller nor the Business has billed or received any payment or reimbursement in excess of amounts allowed by law. Seller has provided to Buyer copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by Seller or the Business within the past two (2) years from any intermediary or other payor, Governmental Authority or accrediting body.

5.21 Medical Staff Matters. Seller has made available to Buyer true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Business. With regard to the medical staff of the Business and except as set forth on Schedule 5.21 hereto, there are no pending or, to Seller’s Knowledge, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Seller has delivered to Buyer a written disclosure containing a brief general description of all adverse actions taken in the six (6) months prior to the date hereof against medical staff members or applicants that could result in claims or actions against Seller. Schedule 5.21 sets forth a list of the members of the Business’ medical staff. Except set forth on Schedule 5.21, to Seller’s Knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting any member of the medical staff at law or in equity or before or by any Governmental Authority wherever located. Except as set forth on Schedule 5.21, no member of the Business’ medical staff has resigned or had his or her privileges revoked or suspended during the past year. Except as set forth on Schedule 5.21, (i) no employee or independent contractor of Seller (whether an individual or entity), or any member of the Business’ medical staff has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) during the last five (5) years, nor is any such exclusion threatened or pending and (ii) none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller have been excluded from Medicare or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any such exclusion, sanction or conviction threatened or pending. Seller has not been excluded from participating in any Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), nor is any such exclusion threatened or pending. Seller has not been convicted of a criminal offense related to the provision of health care services.

5.22 Statutory Funds. Neither Seller nor any of the Assets are subject to any liability to which Buyer may become obligated in respect of amounts received by Seller for the purchase or improvements of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act (42 U.S.C. § 291 et seq.).

5.23 Controlled Substances. To Seller’s Knowledge, none of Seller’s employees, or persons who provide professional services under agreements with Seller, has engaged in any activities that are prohibited under the federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

5.24 Reserved.

5.25 Tax Liabilities.

(a) Seller has duly filed or caused to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Tax Returns (including information returns) that are required to be filed on or before the Closing Date by or on behalf of Seller, except where the non-filing of which would not adversely affect Buyer. All such Tax Returns are correct and complete in all material respects. All Taxes due and payable by Seller, whether or not shown on any Tax Return, have been paid in full, or will be paid in full within the time permitted under the Code or applicable laws, except where the nonpayment of which would not adversely affect Buyer. There are no liens on any of the Assets with respect to Taxes, other than liens for Taxes not yet due and payable. Seller has not entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(b)(i) No deficiencies for Seller’s Taxes have been claimed, proposed or assessed in writing by any Governmental Authority, (ii) there are no pending or, to the Knowledge of Seller, threatened audits, suits, proceedings, actions, investigations or claims for or relating to Seller’s Taxes, (iii) there are no matters under discussion by Seller with any Governmental Authorities with respect to Seller’s Taxes that may result in an additional amount of Taxes for which Seller may have any liability or which may attach to the Assets and (iv) no power of attorney has been executed and is currently in force with respect to any Tax matter of Seller. Seller has not waived any statute of limitations in respect of Seller’s Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments with respect to Seller that will not be deductible under Section 280G of the Code. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Tax Return that was filed by Seller contains, or was required to contain, a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). Seller is not and has not been a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Seller has no liability for unpaid Taxes of any Person as a former member of an affiliated group or as a transferee or successor, and is not a party to any tax allocation or sharing agreement.

5.26 ERISA Compliance.

(a) Schedule 5.26 sets forth a true, complete and correct list of all Benefit Plans to be assumed by Buyer (i) that are currently maintained or contributed to by Seller or any ERISA Affiliate, or (ii) with respect to which Seller has any liability or obligations to any current or former officer, employee, or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of whether funded.

(b) Neither Seller nor any ERISA Affiliate has been liable at any time for contributions to a Benefit Plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. Neither Seller nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c) Seller has heretofore made available to Buyer, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents, as applicable: (i) the Benefit Plan documents and all amendments, (ii) any related trust agreements or other funding instruments, (iii) the most recent IRS determination letter, (iv) any summary plan description and other material written communications provided to employees concerning the extent of the benefits provided under each Benefit Plan, (v) the actuarial report and annual reports (Form 5500), if any, for such Benefit Plan for each of the last three (3) years and (vi) all personnel, payroll and employment manuals and policies.

(d) Neither Seller nor any ERISA Affiliate or, to Seller’s Knowledge, any other Person has engaged in a prohibited transaction, breached any fiduciary duty or violated any law or regulation applicable to the Benefit Plans and related funding arrangements. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter as to its qualification or the sponsor of the Benefit Plan may rely on the IRS notification letter to the sponsor of any prototype plan used to document the terms of such Benefit Plan as to the tax-qualified status of such Benefit Plan, and no event has occurred which would reasonably be expected to cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan is fully funded and has been operated in compliance with applicable law and regulations, including Section 401(a) of the Code and ERISA, and in accordance with its terms. Any contributions, including salary deferrals, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been (and will be) properly reflected in the Financial Statements, as applicable, and Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(e) All required reports, Tax Returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service and the U.S. Department of Labor and/or, as appropriate, provided to participants in the Benefit Plans.

(f) There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the knowledge of Seller, none are threatened.

(g) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, trigger any payment or funding, increase the amount of compensation or benefits or trigger any other material obligation to any employee, officer, former employee or former officer of Seller pursuant to any Benefit Plan. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any Person to excise tax under Section 4999 of the Code, and Seller has not made any payments, is not obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(h) Seller and all ERISA Affiliates have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees. Seller has made available to Buyer a list of all current and former employees of Seller and any ERISA Affiliates and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA. No Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of Seller or any ERISA Affiliate or their beneficiaries for any period of time beyond the termination of employment (except to the extent of coverage required under COBRA).

(i) No Encumbrance exists with respect to any of the assets of Seller or any ERISA Affiliate that were imposed with respect to any Benefit Plan pursuant to the terms of the Code or ERISA.

5.27 Employees and Employee Relations.

(a) Except as set forth on Schedule 5.27(a), (i) there is no pending or, to Seller’s Knowledge, threatened employee strike, work stoppage or labor dispute against or involving the Business, (ii) to Seller’s Knowledge, no union representation question exists respecting any employees of Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are taking place, and none of the employees of Seller are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by Seller, (iv) there is no unfair practice claim against Seller pending before the National Labor Relations Board, and (v) there are no pending or, to Seller’s Knowledge, threatened complaints or charges before any Governmental Authority regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like.

(b) Schedule 5.27(b) contains a list of all of the employees of Seller (the “Employees”), their current salary or wage rates, bonus and other compensation, benefit arrangements, accrued sick days, vacation days and holidays, periods of service, departments and job titles or other summary of the responsibilities of such Employees. Schedule 5.27(b) also indicates whether such Employees are part-time, full-time or on a leave of absence and the type of leave. Seller and each Benefit Plan have properly classified individuals providing services as independent contractors or employees, as the case may be. Neither the Employees nor any of the independent contractors of or consultants to Seller have severance benefits owed to any of them by Seller.

5.28 Environmental Matters.

To the Knowledge of Seller:

(a) Except as disclosed on Schedule 5.28, the operations and properties of Seller are and at all times have been in compliance with the Environmental Laws, which compliance includes but is not limited to the possession by Seller of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b) Except as disclosed on Schedule 5.28, Seller has not treated, stored, managed, disposed of, transported, handled, released, or used any Material of Environmental Concern except in the ordinary course of its business and in compliance with all Environmental Laws; and no Person has treated, stored, managed, disposed of, transported, handled, released, or used any Material of Environmental Concern at the Real Property.

(c) Except as disclosed on Schedule 5.28, there are no Environmental Claims pending or threatened against Seller, and no circumstances exist which could reasonably be expected to lead to the assertion of an Environmental Claim against Seller.

(d) Except as disclosed on Schedule 5.28, there are no off-site locations where Seller has stored, disposed or arranged for the disposal of Materials of Environmental Concern, and Seller has not been notified in writing that it is a potentially responsible party at any such location under any Environmental Laws.

(e) Except as disclosed on Schedule 5.28, Seller has not assumed or undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

(f) Except as disclosed on Schedule 5.28, (i) there are no underground storage tanks located on property owned, leased or operated by Seller, (ii) there is no asbestos-containing material (as defined under Environmental Laws) contained in or forming part of any building, building component, structure or office space owned, leased or operated by Seller, and (iv) there are no polychlorinated biphenyls (“PCBs”) or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by Seller.

5.29 Medical Waste. Except as set forth on Schedule 5.29, the operations and properties of Seller are and at all times have been in compliance with the Medical Waste Laws.

5.30 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

5.31 Absence of Certain Changes. Between the Balance Sheet Date and the date hereof, except as set forth on Schedule 5.31, there has not been any transaction or occurrence in which Seller, in connection with the Facility, has:

(a) entered into any new line of business or amended, renewed or terminated any of its Contracts, entered into any Contract, incurred or agreed to incur any liability or increased Seller’s capital lease obligations or canceled or waived any rights, contractual or otherwise, in each case other than in the ordinary course of business and consistent with past practice;

(b) acquired or agreed to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or division thereof;

(c) acquired (whether by purchase or lease) or sold, assigned, leased or otherwise transferred or disposed of, or agreed to acquire (whether by purchase or lease) or to sell, assign, lease or otherwise transfer or dispose of, any property, plant, equipment or other assets (including capital assets and investments in or loans to another Person), except in the normal course of business and consistent with past practice, or otherwise make capital expenditures or incur costs in respect of construction-in-progress;

(d) created, assumed or permitted to exist any new Encumbrance upon any of the Assets (other than Permitted Encumbrances), whether now owned or hereafter acquired or otherwise incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation became responsible for the obligations of any other Person;

(e) increased (or agree to increase) compensation or benefits (including the granting of options or restricted stock or other direct or indirect remuneration) payable to or to become payable to, or made (or agreed to make) any bonus payment to any member, manager, officer, employee or agent of Seller, except in the ordinary course of business consistent with past practice and in accordance with existing personnel policies or plans, or entered into any employment, severance or similar agreement with James Gresham, member, manager, officer, employee or agent;

(f) except as required by applicable law or regulation or the provisions of this Agreement, adopted, amended or terminated any Benefit Plan or any agreement, arrangement, plan or policy between Seller and one or more of its current or former shareholders, managers, officers, employees or agents;

(g) commenced or settled any proceeding or other litigation, action or claim;

(h)(i) changed its methods of accounting in effect on the Balance Sheet Date, except as required by changes in GAAP or regulatory accounting principles, (ii) experienced any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserve, (iii) written down the value of or failed to replenish any inventory, written off as uncollectible any accounts receivable (or any portion thereof) or experienced any payor deductions from accounts receivable, (iv) settle, compromise, accelerate or otherwise deal with accounts receivable in any manner that would cause cash collections on such accounts receivable to depart from historical levels or cycles, except in the ordinary course of business and consistent with past practice or (v) paid accounts payable or other obligations in any manner, other than as when such amounts became due and payable in accordance with Seller’s ordinary course of business consistent with Seller’s past practice;

(i) made or changed any election with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to Seller, surrendered any right to claim for refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j) paid any amount to any Governmental Authority or any other third party for any claim, obligation, liability, loss, damages or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of law pertaining to environmental protection;

(k) taken any action or entered into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Governmental Authorization or regulatory approval that may be required for consummation of the transaction herein contemplated;

(l) experienced any damage, destruction or loss (whether or not covered by insurance) to any asset or aggregate amount of assets material in value or to Seller’s business or prospects; or

(m) experienced any Material Adverse Effect or any fact or condition likely to have or which could be expected to have a Material Adverse Effect.

5.32 Accounts Receivable . The accounts receivable that are reflected on the balance sheet as of the Balance Sheet Date and all accounts receivable arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business in arm’s length transactions and are carried at values, net of reserves, determined (in each case) in accordance with GAAP, consistently applied in accordance with past practice.

5.33 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 (INCLUDING THE RELATED PORTIONS OF THE SELLER DISCLOSURE SCHEDULES), NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OR ANY NATURE WHATSOEVER, EITHER WRITTEN OR ORAL, ON BEHALF OF SELLER RELATING TO SELLER OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS AND THE ASSETS FURNISHED OR MADE AVAILABLE TO BUYER AND/OR ITS REPRESENTATIVES ANY INFORMATION, DOCUMENTS OR MATERIAL DELIVERED TO BUYER AND/OR ITS REPRESENTATIVES, PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW. SELLER HEREBY EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY MATTER WHATSOEVER.

(b) Without limiting the generality of the foregoing, none of Seller nor any Affiliate or representative thereof has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Business made available to Buyer, including due diligence materials, or in any presentation of the Business by Seller or others in connection with the transactions contemplated by this Agreement, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated by this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any future financial information or any memoranda or offering materials or presentations, including but not limited to, any confidential information memorandum or similar materials made available by Seller or its Affiliates or representatives are not and shall not be deemed to be or to include representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated by this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof, except as disclosed in the Schedules, Buyer represents and warrants to Seller as follows:

6.1 Authority of Buyer . Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on the part of Buyer.

6.2 Binding Agreement. This Agreement and the other agreements contemplated by this Agreement to which Buyer is a party (i) have been or will be duly executed by Buyer, (ii) are and will constitute the valid and legally binding obligation of Buyer and (iii) are and will be enforceable against Buyer in accordance with the respective terms hereof or thereof.

6.3 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.

6.4 Brokers . No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

6.5 Sufficiency of Funds. Buyer has, and will at the Closing have, sufficient cash on hand or other sources of immediately available funds to enable it to (a) make payment of the Purchase Price, (b) make payment of the purchase price pursuant to the terms of the Personal Goodwill Agreement, (c) make payment of the purchase price under the Real Estate Purchase Agreement and (d) consummate the other transactions contemplated by this Agreement, the Personal Goodwill Agreement and the Real Estate Purchase Agreement.

6.6 Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and Schedules hereto, nor the other documents and agreements contemplated hereby or required to be delivered by Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make such statement, document or other instrument not misleading. No other documents or instruments heretofore or hereafter furnished by Buyer to Seller in connection with the transactions contemplated hereby contain or will contain any such untrue statement or omission of a material fact.

6.7 Independent Investigation. Buyer has conducted its own independent investigation of the Business, the Facility and the Assets. Buyer has had access to certain of Seller’s personnel and its properties, assets, premises, books and records and other information for such purpose. Buyer is relying solely upon (i) its own investigation, (ii) the express representations and warranties of Seller set forth in Article 5 (as modified by the applicable Schedules) and (iii) the express agreements and covenants made by Seller set forth in Article 9 in entering into this Agreement and consummating the transactions contemplated hereby.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction, fulfillment or performance on or prior to the Closing Date of the following conditions unless waived in writing by Buyer:

7.1 Seller’s Deliverables. Seller shall have delivered to Buyer the agreements, documents and other items described in Section 4.2.

7.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

7.3 Representations and Warranties. The representations and warranties of Seller set forth in Article 5 (as qualified by the Schedules of Seller) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect.

7.4 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Buyer or Seller as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.5 Consents and Approvals. All necessary Governmental Authorizations for the transactions contemplated hereby, and for the continued operation of the Facility as a behavioral health care facility following the consummation of the transactions contemplated hereby, shall have been issued in form and substance reasonably satisfactory to Buyer. Buyer shall also have received consents from all third parties to the Assumed Contracts to the assignment of the Assumed Contracts to Buyer.

7.6 Due Diligence. Buyer shall have completed its due diligence review, which shall be reasonably satisfactory to Buyer, in Buyer’s sole discretion. Seller will provide Buyer and its accountants, attorneys, agents or affiliates with reasonable access to all of the Seller’s books, records, and management personnel and to the Facility.

7.7 Tail Insurance. Seller shall have provided evidence satisfactory to Buyer that Seller has purchased fully-paid tail coverage to remain in place for a period of five (5) years from the Effective Time to insure against general liability and malpractice liability. Such tail coverage will have the effect of converting Seller’s claims-made insurance policies into an occurrence-based insurance policies.

7.8 Absence of Certain Changes. Seller shall have conducted the Business only in the ordinary course of business (except as approved in advance by Buyer pursuant to Section 9.8 or 9.9 hereof) and there shall have occurred no Material Adverse Effect or any other material adverse change in the business, operations, financial condition, prospects, accounting treatments, methods or policies for the recording of expenses and allowances related to bad debts, policy adjustments, charity discounts, or accounts receivable, or personnel of Seller from the Balance Sheet Date to the Closing Date and none of Seller, the Assets or the Facility, shall have sustained any loss or damage, whether or not insured, that materially and adversely affects the value of the Assets or the Facility in the reasonable opinion of Buyer.

7.9 Releases. All indebtedness of Seller (except for indebtedness owed to members of Seller that does not encumber any of the Assets) shall have been repaid as of, or simultaneous with, Closing. All Encumbrances currently encumbering the Assets shall have been duly released by the secured parties and other lien holders, and UCC-3 releases or termination statements and other lien discharging documents shall have been properly recorded or the recording thereof shall have been duly arranged pursuant to the relevant secured party’s written authorization allowing Buyer and/or Seller to file such lien-discharging documents without the secured party’s signature.

7.10 Escrow Agreement. Simultaneous with the Closing, James Gresham shall have executed and delivered the Escrow Agreement to Buyer and Seller, and Buyer shall have deposited the Gresham Escrowed Funds with the Escrow Agent pursuant to the Escrow Agreement.

7.11 Real Estate Purchase Agreement. Simultaneous with the Closing, Buyer shall have completed its purchase of the Real Property from Lemont Holdings, LLC upon the terms and subject to the conditions of the Real Estate Purchase Agreement as in effect upon the execution and delivery thereof concurrently with this Agreement (the “Real Estate Purchase Agreement”) and without giving effect to any subsequent amendment, modification or waiver thereto.

7.12 Personal Goodwill Agreement. Simultaneous with the Closing, Buyer shall have completed its purchase of the goodwill from James Gresham upon the terms and subject to the conditions of the Personal Goodwill Agreement as in effect upon the execution and delivery thereof concurrently with this Agreement (the “Personal Goodwill Agreement”) and without giving effect to any subsequent amendment, modification or waiver thereto.

7.13 Retention Bonus Pool. Seller shall have funded an escrow account at Wells Fargo Bank, National Association with $1,235,000 for the purpose of funding retention bonuses to be paid by Seller in the amounts specified, and to those employees, consultants and independent contractors of Seller listed, on Schedule 7.13 who complete a one-year term of employment with, or service to, Buyer after the Closing specified on such Schedule (the “Retention Bonus Pool”). Buyer and Seller agree that any portion of the Retention Bonus Pool not paid out in bonuses to Buyer employees shall be paid to Seller ten business days after the first anniversary of the Closing.

7.14 Purchase of Real Property. Either simultaneous with the Closing hereunder or immediately prior to the Closing hereunder, Buyer shall have completed, to Buyer’s satisfaction in its sole discretion, its purchase of the Real Property from Lemont Holdings, LLC.

7.15 Closing Documents. Seller and Gresham shall have executed and delivered to Buyer all other documents, agreements and certificates required to be executed or delivered by each of them pursuant to any term or provision of this Agreement.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:

8.1 Buyer’s Deliverables. Buyer shall have delivered to Seller the agreements, documents and other items described in Section 4.3.

8.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

8.3 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of Buyer or Seller as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

8.4 Representations and Warranties. Buyer’s representations and warranties set forth in Article 6 hereof shall be true and correct on the Closing Date.

8.5 Escrow Agreement. Simultaneous with the Closing, James Gresham shall have executed and delivered the Escrow Agreement to Buyer and Seller, and Buyer shall have deposited the Gresham Escrowed Funds with the Escrow Agent pursuant to the Escrow Agreement.

8.6 Real Estate Purchase Agreement. Simultaneous with the Closing, Buyer shall have completed its purchase of the Real Property from Lemont Holdings, LLC upon the terms and subject to the conditions of the Real Estate Purchase Agreement as in effect upon the execution and delivery thereof concurrently with this Agreement and without giving effect to any subsequent amendment, modification or waiver thereto.

8.7 Personal Goodwill Agreement. Simultaneous with the Closing, Buyer shall have completed its purchase of the goodwill from James Gresham upon the terms and subject to the conditions of the Personal Goodwill Agreement as in effect upon the execution and delivery thereof concurrently with this Agreement and without giving effect to any subsequent amendment, modification or waiver thereto.

8.8 Closing Documents. Buyer shall have executed and delivered to Seller all other documents, agreements and certificates required to be executed or delivered by Buyer pursuant to any term or provision of this Agreement.

9. ADDITIONAL AGREEMENTS AND COVENANTS

9.1 Post-Closing Access to Information. For a period of six (6) years after Closing, each Party will make available to the other Party upon written request of such Party such documents, employees and information as may be available relating to the Business, the Assets, the Assumed Contracts, the Excluded Assets, the Excluded Liabilities and the Assumed Liabilities for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate (a) concluding the transactions herein contemplated, (b) audits, (c) compliance with governmental requirements and regulations and (d) the prosecution or defense of claims.

9.2 Employee Matters.

(a) Prior to the Closing, Buyer or its affiliate shall make good faith offers of employment effective as of the Closing to all employees of Seller, other than James Gresham, at equivalent compensation and substantially similar benefits as currently received by such employees, provided that such employees meet the ordinary course pre-employment screening requirements of Buyer or its affiliate that are required by Buyer or its affiliate of all employees. All employees of Seller who commence employment with Buyer or its affiliate shall be referred to herein as “Acquired Employees.”

(b) From and after the Closing, Buyer shall cause all Acquired Employees to be granted credit for any service with Seller earned prior to the Closing for purposes of benefit eligibility and vesting (but not benefit accrual) under employee benefit plans, programs and arrangements established, maintained or contributed to by the Buyer and in which Acquired Employees are eligible to participate on or after the Closing. In addition, Buyer hereby agrees that Buyer shall cause all covered expenses incurred during the calendar year in which the Closing occurs by any Acquired Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing for the remainder of such calendar year.

(c) Buyer shall be solely responsible for any and all obligations and liability arising directly or indirectly under the WARN Act as a result of the transactions contemplated by this Agreement or the termination by Buyer of any Acquired Employees, and Buyer agrees that following the Closing it will not take any action which would trigger liability for Seller under the WARN Act. Buyer will offer and provide continuation coverage for all “M&A Qualified Beneficiaries” as that term is defined in section 54.4980B-9 of the Treasury Regulations, including without limitation coverage for employees or former employees of Seller who are not hired by Buyer (“Non-Acquired Employees”) and their respective spouses and dependents, and for former employees of Seller or their dependents whose COBRA qualifying events occurred prior to the Closing Date and whose COBRA coverage is in effect as of the Closing Date, or whose election period for choosing such COBRA coverage has not ended as of the Closing Date.

(d) Seller and Buyer shall cooperate and shall take or cause to be taken all action as may be necessary to allow the distribution of the accounts of Non-Acquired Employees from Seller’s 401(k) plan as soon as practicable following the Closing. Seller and Buyer shall cooperate and shall take or cause to be taken all action as may be necessary, at Buyer’s Sole Election and within the time provided by ERISA, the Code and other controlling laws and regulations, to: (i) merge Seller’s 401(k) plan with a 401(k) plan maintained by Buyer, or (ii) terminate Seller’s 401(k) plan and permit participants in Seller’s 401(k) plan who are entitled to receive an eligible rollover distribution from Seller’s 401(k) plan to roll over such eligible rollover distribution, as part of a lump sum cash distribution into an Individual Retirement Account or an account under a 401(k) plan maintained by Buyer. If Buyer elects to terminate Seller’s 401(k) plan, Buyer shall make available to Seller the reasonable services of Acquired Employees who were responsible for the administration of Seller’s 401(k) plan prior to the Closing for purposes of winding down Seller’s 401(k) plan.

(e) Except as expressly provided in this Agreement or required by applicable law, (i) no obligations of Seller to or with respect to any of its employees, including, but not limited to, obligations under employment contracts, Benefit Plans, collective bargaining agreements, and applicable laws (including liability for payroll Taxes and other proper deductions and withholdings) are being assumed by Buyer, and (ii) Buyer shall not be obligated to continue any employment relationship with any employee for any specific period of time.

9.3 Termination or Merger of Benefit Plans. Notwithstanding anything herein to the contrary, if requested by Buyer, prior to the Closing Date, Seller and Buyer shall cooperate and shall take or cause to be taken all action as may be necessary to merge, freeze, terminate, amend or take any other action with respect to any Benefit Plan that Buyer, in its sole discretion, deems advisable; to take all steps necessary to accomplish such requests; to provide all the required notices to participants and appropriate Governmental Authorities; to adopt all necessary resolutions and Benefit Plan amendments; and to provide to Buyer satisfactory evidence of the executed documents described in this Section 9.3.

9.4 Notices and Consents . Each Party shall use commercially reasonable efforts to: (i) provide, in coordination with the other Party, all notices required of any Governmental Authority to consummate the transactions contemplated herein; (ii) obtain all Governmental Authorizations (or exemptions therefrom) necessary or required to allow other Party to perform its obligations under this Agreement; (iii) assist and cooperate with the other Party and its representatives and counsel in obtaining all Governmental Authorizations that Buyer deems necessary or appropriate and in the preparation of any document or other material that may be required by any Governmental Authority as a predicate to or as a result of the transactions contemplated herein; and (iv) obtain any and all third-party consents reasonably requested by Buyer. Buyer shall give any required notices to, make any required filings with, and use its commercially reasonable efforts to obtain the required Governmental Authorizations.

9.5 Noncompetition Agreement.

(a) In consideration for the benefits Seller will receive in connection with the transactions contemplated herein, which benefits Seller hereby acknowledges, and as further consideration for, and as a condition to, the transactions contemplated hereby, and in order that Buyer and its Affiliates shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information that Seller enjoys and has enjoyed in connection with its operation of the Business, and recognizing that the covenants contained herein are not severable from such goodwill and are granted to Buyer in order to protect the same, and in order to otherwise protect the legitimate business interests of Buyer, Seller covenants and agrees that for a period commencing as of the Closing Date and continuing thereafter for a period of one (1) year, Seller will not, anywhere within the Restricted Territory, directly or indirectly, (i) operate develop or own any interest (other than the ownership of less than 2% of the equity securities of a publicly traded company) in any business which has activities relating to the ownership of, the management or operation of, or consultation regarding a behavioral health hospital, residential treatment center, therapeutic group home, residential education facility, outpatient center or other facility providing behavioral health inpatient, outpatient or residential treatment services or other services which involve behavioral health or chemical and drug dependency-related consulting and healthcare services (a “Competing Business”); (ii) consult with or be employed by any business which owns, manages or operates a Competing Business; (iii) interfere with, solicit, disrupt or attempt to disrupt any past (but limited to the twenty-four (24) months prior to Closing) present or prospective relationship, contractual or otherwise, between Buyer or its Affiliates, on one hand, and any referral source, patient, supplier or employee of Buyer or its Affiliates (except as otherwise provided by applicable law), on the other hand; or (iv) solicit any past, present or prospective employee (including all officers and managers, all regional managers and all general managers) of Buyer or its Affiliates to leave his or her employment with Buyer or its Affiliates ((i)-(iv) above being collectively the “Prohibited Activities”). Seller acknowledges and agrees that the Restricted Territory and Prohibited Activities substantially covering the geography and activities that comprise the market in which Seller conducts the Business.

(b) Seller hereby acknowledges that its agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Buyer in light of the substantial harm that Buyer would suffer should Seller breach any of the provisions of this Section 9.5. Seller further agrees that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of Buyer.

(c) If a judicial determination is made that any of the provisions of this Section 9.5 constitute an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 9.5 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable and only with respect to Seller. Any judicial authority construing this Section 9.5 shall be empowered to sever any portion of the Restricted Territory or Prohibited Activities from the coverage of this agreement and to apply the provisions of this Section 9.5 to the remaining portion of the territory or the remaining activities not so severed by such judicial authority.

(d) Seller agrees that any violation of this Section 9.5 will result in irreparable injury to Buyer, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any such breach, Buyer, in addition to any other remedies or damages available to Buyer at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond. In the event of any breach of this Section 9.5 and in addition to an injunction, Buyer shall also be entitled to recover the amount of fees and other compensation earned by Seller as a result of any such breach, plus any other damages a court of competent jurisdiction may find appropriate. The time period set forth in this Section 9.5 shall be tolled and suspended for a period of time equal to the aggregate quantity of time during which Seller violates such prohibitions in any respect.

9.6 No-Shop Agreement. In consideration of the mutual covenants set forth herein and Buyer’s willingness to pursue this transaction, Seller shall not, except as expressly contemplated herein, directly or indirectly, without Buyer’s prior written consent, initiate or hold discussions with, or provide any information to, any Person (other than Buyer) concerning a purchase, affiliation, joint venture or lease of all or a material part of the assets or membership interests of Seller, whether by sale of capital stock, merger, consolidation, sale of assets, lease, affiliation, joint venture or other transaction. Seller will promptly notify Buyer by telephone and thereafter confirm in writing if any such discussions or negotiations are sought to be initiated with, or any such proposal or possible proposal is received by Seller or its officers, managers, members, advisors or Affiliates and shall indicate in reasonable detail the identity of the Person making and the terms and conditions of such proposal, inquiry or contact. In the event Seller receives an unsolicited offer relating to a type of transaction described above, Seller shall promptly inform the Person making such unsolicited offer of the existence of this provision, and Seller shall decline to entertain such offer.

9.7 Misdirected Payments. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by, or otherwise payable to, the other. In addition, and without limitation, in the event of a determination by any Governmental Authority or third party payor that payments to Seller or the Facility resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Facility must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination (i) was for services rendered prior to the Effective Time and (ii) was not an Assumed Liability, and Buyer shall be responsible for such repayment of said monies (or defense of such actions) if such overpayment or other repayment determination (A) was for services rendered after Closing or (B) was an Assumed Liability. In the event that, following the Effective Time, Buyer suffers any offsets against reimbursement against any third party payor or reimbursement programs due to Buyer, relating to amounts owed under any such programs by Seller or the Facility, Seller shall immediately upon written demand from Buyer pay to Buyer the amounts so billed or offset. These obligations shall be in addition to any other remedies available herein.

9.8 Affirmative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will:

(a) carry on the Business in, and only in, the ordinary course of business consistent with past practice, and use all commercially reasonable efforts to preserve intact the Business, maintain its properties in all material respects in the same operating condition and repair as they exist as of the date of this Agreement, keep available the services of its present officers and significant employees and preserve its relationship with customers, suppliers and others having business dealings with it, such that there shall be no Material Adverse Effect after the date of this Agreement;

(b) pay accounts payable and other obligations of Seller or the Business when they become due and payable in Seller’s ordinary course of business consistent with past practice;

(c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws, rules and regulations affecting the Business or the Assets as necessary so as not to cause Seller to be in breach of its representations and warranties under this Agreement;

(d) keep in full force and effect all Government Authorizations necessary to the operation of the Business as now conducted and consistent with past practice; and

(e) maintain in effect adequate casualty, public liability, professional malpractice and workers’ compensation insurance coverage.

9.9 Negative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will not:

(a) except as may relate to trade payables of Seller or the Business incurred in the ordinary course of business and the renewal of any malpractice insurance coverage of Seller, enter into, renew, amend, breach or terminate any Contract or agreement to which it is a party other than in the ordinary course of business and consistent with past practices; or terminate any Contract or agreement to which it is a party other than in the ordinary course of business and consistent with past practices;

(b) impose or suffer the imposition on any Asset of any Encumbrance (other than a Permitted Encumbrance) or permit any such Encumbrance to exist;

(c) sell or dispose of any Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(d) engage in any transaction other than in the ordinary course of business and consistent with past practices;

(e) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee or service provider of Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or Benefit Plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee or service provider; and

(f) take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article 5 of this Agreement.

9.10 Certain Tax Matters.

(a) Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to a refund of Taxes, and (iii) participating in or conducting any audit or other proceeding in respect of Taxes, in each case, relating to the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof in accordance with Section 9.1 and timely notice to the other parties in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have a liability under this Agreement (including furnishing the other parties with copies of all relevant correspondence received from any Governmental Authority in connection with any such audits or assessments). Seller and Buyer shall make themselves (and their respective employees) available on a basis mutually convenient to both parties to provide explanations of any documents or information provided under this Section 9.10(a).

(b) Seller shall file Tax Returns relating to the Business or the Assets for taxable periods ending on or before the Closing Date. Buyer shall file Tax Returns relating to the Business or the Assets for taxable periods ending after the Closing Date.

(c) Notwithstanding anything in Section 10.5 to the contrary, Seller shall have the sole right to control any Tax audit or administrative or court proceeding relating to the Business or the Assets for taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense; provided, however, that if such audit or proceeding could reasonably be expected to adversely affect Buyer, (i) Buyer shall be entitled to participate at its expense in such audit or proceeding; (ii) Seller shall keep Buyer timely and reasonably apprised of the status of such audit or proceeding; and (iii) Seller shall offer Buyer an opportunity to comment before submitting any written materials prepared or furnished in connection with such audit or proceeding.

10. INDEMNIFICATION

10.1 Indemnification by Seller. Subject to and to the extent provided in this Article 10, Seller shall indemnify and hold harmless Buyer and its officers, directors, members, employees, agents and Affiliates (each a “Buyer Indemnified Party”) from and against its Pro Rata Share (as contemplated by the Escrow Agreement) of any and all direct damages, claims, losses, costs (including court costs and costs of appeal and including costs with respect to enforcement of an indemnity claim), liabilities, expenses or obligations (including reasonable attorneys’ fees and associated expenses) (collectively, “Losses”) incurred or suffered by any of the Buyer Indemnified Parties as a result of or arising from:

(a) any breach of any representation or warranty made in this Agreement by Seller;

(b) any breach, non-compliance or failure to perform fully any covenant or agreement made in this Agreement by Seller;

(c) the Excluded Liabilities;

(d) the acts or omissions of Seller and its officers, directors, members, employees, agents and independent contractors, including any act or omission constituting medical malpractice by any such Person;

(e) any fraud, willful misconduct or criminal acts of Seller or its officers, directors, members, employees, agents and independent contractors;

(f) any and all Losses incurred by Buyer that are the responsibility of Seller pursuant to Section 9.2 and Section 9.7; and

(g) any Taxes for which Seller is liable pursuant to this Agreement that are not otherwise indemnified under clauses (a)-(f) of this Section 10.1.

For purposes of determining whether a breach has occurred or an inaccuracy exists for purposes of this Section 10.1 and calculating the amount of any Losses incurred, arising out of or relating to such breach or inaccuracy, no effect shall be given to any materiality or Material Adverse Effect qualification provided in any representation or warranty of Seller.

Subject to Sections 10.3 and 10.4 hereof, any indemnification payments shall be made within thirty (30) business days of the date on which the amount of a Loss is identified in writing by the Buyer Indemnified Party(ies) to Seller, and payment shall be effected by Seller solely from the Escrowed Funds.

10.2 Indemnification by Buyer. Subject to and to the extent provided in this Article 10, Buyer shall indemnify and hold harmless Seller and its officers, managers, members, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any Losses incurred or suffered by any of the Seller Indemnified Parties as a result of or arising from:

(a) any breach of or misrepresentation associated with any representation or warranty made in this Agreement by Buyer;

(b) any failure to perform fully any covenant or agreement made in this Agreement by Buyer;

(c) any fraud, willful misconduct or criminal act of Buyer (including any officer, employee or agent thereof);

(d) the Assumed Liabilities; and

(e)(i) any item described in Section 2.2(i); (ii) any Taxes (other than any Taxes for which Seller is liable pursuant to this Agreement) imposed on or with respect to the Business or Assets, in each case for all taxable periods beginning after the Closing Date or, with respect to any taxable period that begins on or prior to and does not end on the Closing Date, the portion of such period beginning after the Closing Date; and (iii) any other Taxes for which Buyer is liable pursuant to this Agreement that are not otherwise indemnified under clauses (a)-(d) of this Section 10.2.

For purposes of determining whether a breach has occurred or an inaccuracy exists for purposes of this Section 10.2 and calculating the amount of any Losses incurred, arising out of or relating to such breach or inaccuracy, no effect shall be given to any materiality or Material Adverse Effect qualification provided in any representation or warranty of Buyer.

Subject to Sections 10.3 and 10.4 hereof, any indemnification payments shall be made within thirty (30) business days of the date on which the amount of a Loss is identified in writing by the Seller Indemnified Party(ies) to Buyer, and payment shall be effected by Buyer, at the sole election of the applicable Seller Indemnified Party(ies), by (i) wire transfer of immediately available funds of Buyer, or (ii) delivery of a certified check or official bank check in the amount of the indemnification liability.

10.3 Survival/Indemnity Period. Except for the representations and warranties of Seller set forth in Sections 5.1, 5.2, 5.4 and 5.8, (which shall survive indefinitely), the representations, warranties and covenants of Seller set forth herein shall survive Closing for a period of 12 months after the Closing Date. Any claim by Buyer against Seller in respect of such representations and warranties must be brought, if at all, during the applicable survival period; provided, however, that the actual amount of Losses need not be ascertained during such period. Except for the representations and warranties of Buyer set forth in Sections 6.1 and 6.2 (which shall survive indefinitely), the representations, warranties and covenants of Buyer set forth herein shall survive Closing for a period of 12 months after the Closing Date and any claim by Seller in respect of such representations and warranties must be brought, if at all, during the applicable survival period; provided, however, that the actual amount of Losses need not be ascertained during such period. The covenants and agreements of the Parties to this Agreement shall survive for the period specified in such applicable provision of the Agreement, and if no period is specified, such covenants and agreements shall survive indefinitely.

10.4 Limitations.

(a) Notwithstanding Sections 10.1 and 10.2 hereof, the rights of the parties to be indemnified and held harmless under this Agreement shall be limited as follows:

(i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 10.1(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $200,000.00 (the “Buyer Basket”), and after such amount has been exceeded the Buyer Indemnified Party(ies) shall be indemnified for all Losses back to the first dollar;

(ii) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $200,000 (the “Seller Basket”), and after such amount has been exceeded, the Seller Indemnified Party(ies) shall be indemnified for all Losses back to the first dollar; and

(iii) notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Seller on one hand, and Buyer on the other hand, for indemnification claims made pursuant to this Article 10 shall each be limited to an amount equal to the Seller Escrowed Funds (the “Cap”) and the only recourse of any Buyer Indemnified Party for such claims is by claiming against the Escrowed Funds.

(b) Reserved.

(c) Reserved.

(d) No claim pursuant to Section 10.1(a) and Section 10.2(a) may be asserted under this Agreement unless either (i) the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable survival period under Section 10.3 or (ii) the party against whom the claim would be made has actual knowledge of the facts which are the basis of the claim before the end of the applicable survival period under Section 10.3.

(e) The liability of a party with respect to any claim pursuant to Section 10.1 or Section 10.2 hereof shall be offset dollar for dollar by (i) any insurance proceeds reasonably available to by the Indemnitee after the Effective Time in respect of the Losses for which such claim is asserted, and (ii) any other recovery reasonably available to the Indemnitee from any third party on account of the Losses for which such claim is asserted.

(f) Payments by an Indemnitor pursuant to Section 10.1 or Section 10.2 in respect of any Loss shall be reduced by an amount equal to any Tax benefit that may be available to the Indemnitee.

(g) In no event shall any Indemnitor be liable to any Indemnitee for any punitive incidental, consequential, or special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple damages.

(h) Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(i) Seller shall not be liable under this Article 10 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article 5 of this Agreement if Buyer had knowledge of such inaccuracy or breach at or prior to the Closing.

10.5 Notice and Procedure.

(a) Any Person seeking indemnity under any provision of this Agreement (the “Indemnitee”) shall promptly notify the party from whom indemnity is sought (the “Indemnitor”) as to (i) the nature of any claims, and/or Losses asserted by or against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder (“Claims”) and (ii) if applicable, the commencement of any suit or proceeding brought to enforce any Claims. The Indemnitor shall assume the defense of any such suit or other proceeding and the Indemnitee shall cooperate fully, at the Indemnitor’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to such defense; provided, however, that if the defendants in any such action include both the Indemnitor and the Indemnitee and the Indemnitee reasonably shall have concluded that there may be a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnitee, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnitor. The Indemnitor shall not, without the written consent of the Indemnitee, (A) settle or compromise any claim or consent to the entry of any judgment that provides for relief other than the payment of monetary damages, or (B) settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect to such claim.

(b) The Indemnitee, at the sole cost and expense of the Indemnitor, shall assist and cooperate with the Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnitee shall, upon request by the Indemnitor or counsel selected by the Indemnitor and at the sole cost and expense of the Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The Indemnitee shall not make any demand upon the Indemnitor or counsel for the Indemnitor in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. The Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any Claim without the express approval of the Indemnitor. Notwithstanding the foregoing, the Indemnitee shall have the right to join in the defense of any litigation or claim at such Indemnitee’s own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitor is reasonably assured of the Indemnitee’s ability to satisfy such agreement, then, at the option of the Indemnitee, such Indemnitee may take over the defense of such litigation or claim.

(c) If the Indemnitee shall fail to notify promptly the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any suit or proceeding brought to enforce any Claims, or if the Indemnitee shall fail to perform its obligations as the Indemnitee hereunder or to cooperate fully with the Indemnitor in the Indemnitor’s defense of any suit or proceeding, then the indemnity with respect to the subject matter of such Claim shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnitee’s failure to notify the Indemnitor in the time required above after taking into account such actions as could have been taken by the Indemnitor had it received timely notice from the Indemnitee.

10.6 Right of Set-Off. Any amounts owed among the parties arising from obligations of indemnity pursuant to this Article 10 may be set-off against amounts otherwise owed from one party to the other.

10.7 Exclusive Remedy. Notwithstanding any contrary provision of this Agreement, other than is set forth and contemplated by Section 12.14 hereof, Seller acknowledges and agrees (on behalf of itself and the other Seller Indemnified Parties) and Buyer acknowledges and agrees (on behalf of itself and the other Buyer Indemnified Parties) that the sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10.

10.8 Tax Treatment of Indemnity Payment. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.

11. TERMINATION

11.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice given by (or on behalf of) the party electing to terminate this Agreement to the other party:

(a) by mutual agreement of Buyer and Seller (expressed in writing);

(b) by either Buyer or Seller, if (i) a Governmental Authority whose approval is necessary to consummate the transactions contemplated hereby shall have refused to approve the transactions contemplated hereby, and such decision is non-appealable, or (ii) any permanent injunction, court order or other order, decree or ruling of any court of competent jurisdiction or other Governmental Authority or new law or change to existing law permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;

(c) by either Buyer or Seller, if Closing shall not have occurred by October 1, 2012; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to (i) any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of Closing to occur on or before such date, or (ii) any party whose failure to fulfill any material obligation under this Agreement or whose failure to use all good faith efforts to promptly cause the satisfaction of the conditions under Article 7 or Article 8, as applicable, has been the cause of, or resulted in, the failure of Closing to occur by such date;

(d) by Buyer, if a Material Adverse Effect shall have occurred since the Balance Sheet Date;

(e) by Buyer, upon a breach in any material respect of any covenant or agreement by Seller set forth in this Agreement, or if any representation or warranty of Seller or Gresham shall have been materially breached or shall have been or become materially untrue, in any such case that the conditions set forth in Article 7 would be incapable of being satisfied by October 1, 2012 (or any later date as such date may be otherwise extended by Buyer); or

(f) by Seller, upon a breach in any material respect of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been materially breached or shall have been or become materially untrue in any such case such that the conditions set forth in Article 8 would be incapable of being satisfied by October 1, 2012 (or any later date as such date may be otherwise extended by Seller).

11.2 Effect of Termination . In the event of termination of this Agreement pursuant to Section 11.1, all obligations of the parties hereto shall terminate except the obligations or covenants set forth in Sections 12.2(a) and 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13 and 12.14. Termination of this Agreement by a party shall not preclude the terminating party from seeking remedies related to the breach of a representation, warranty or covenant contained in this Agreement.

12. GENERAL

12.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or other electronic means or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	Timberline Knolls, LLC c/o Roger V. Barth 7630 Royal Dominion Drive Bethesda, MD 20817 Fax No.: (202) 452-0117

With a copy to:	Jackson Walker L.L.P. 910 Main Street, Suite 6000 Dallas, Texas 75202 Attn: Brian Dethrow, Esq. Fax No.: (214) 953-5822

With a copy to:	Curtis, Mallet-Prevost, Colt & Mosle LLP 101 Park Avenue New York, NY 10178 Attn: Roman A. Bninski, Esq. Fax No.: (212) 697-1559

Buyer:	TK Behavioral, LLC c/o Acadia Healthcare Company, Inc. 830 Crescent Centre Drive, Suite 610 Franklin, Tennessee 37067 Attn: General Counsel

With a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Post Office Box 198966 Nashville, Tennessee 37219 Attn: Brent Hill, Esq. Fax No.: (615) 244-6804

or to such other address, and to the attention of such other Person as any party may designate in writing. Notice given by a party’s counsel shall be considered notice given by that party.

12.2 Confidentiality; Public Announcement.

(a) It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or any affiliate of Buyer or their agents and the information, documents and instruments delivered to Buyer or any affiliate of Buyer by Seller or their agents including this Agreement and all documents delivered hereunder, are of a confidential and proprietary nature (“Confidential Information”). Each of the parties hereto agrees that prior to and subsequent to Closing it will maintain the confidentiality of all such Confidential Information delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such Confidential Information to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any Confidential Information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other parties to this Agreement and their Affiliates and that therefore either Buyer or Seller shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies.

(b) Prior to the Closing Date, neither Seller nor Buyer shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party. Notwithstanding the foregoing, either Seller or Buyer may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent required by law or to comply with accounting or other disclosure obligations.

12.3 Cost of Transaction. Except as otherwise provided herein, (i) Seller shall pay all costs and premiums associated with expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto and (ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto (except in each case in respect of costs and fee incurred in connection with enforcement of this Agreement, which shall be paid by the non-prevailing party). Buyer and Seller each shall be responsible for paying 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale of the Assets and the consummation of the transactions contemplated by this Agreement.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

12.5 Choice of Law; Waiver of Jury Trial. The parties agree that this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. BUYER AND SELLER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States federal courts located in New Castle County, Delaware, or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts of Delaware. Each of the Parties hereby (i) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement and waives the defense of sovereign immunity, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (iii) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any Delaware state or federal court sitting in New Castle County, Delaware.

12.6 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns and no others. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder. The foregoing notwithstanding, Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to any wholly-owned subsidiary of Buyer Parent so long as the Buyer Parent Guarantee remains in full force and effect.

12.7 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

12.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms (including duration, area or amount) to such illegal, invalid or unenforceable provision as may be possible.

12.9 Entire Agreement/Amendment; Counterparts. This Agreement supersedes all previous agreements, contracts and understandings and constitutes, together with the other documents, agreements, and instruments called for to be delivered pursuant to the Agreement, the entire agreement of whatsoever kind or nature existing between or among the parties hereto in respect of the within subject matter and no party hereto shall be entitled to benefits other than those specified herein. As among the parties hereto, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. Each party hereto acknowledges that in entering into and executing this Agreement, such party relied solely upon the representations, warranties and agreements contained in this Agreement and no others. All prior representations, warranties or agreements, whether written or oral, not expressly incorporated herein are hereby superseded and no amendments, modifications or changes in or to this Agreement shall be effective unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A facsimile copy of any Person’s signature or any such counterpart shall be fully effective as if an original signature.

12.10 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and this Agreement does not, and shall not be construed to, confer third-party beneficiary rights upon any other Person.

12.11 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

12.12 Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.14 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, each

Party shall be entitled an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Proceeding is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim that there is an adequate remedy at law.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

SELLER: TIMBERLINE KNOLLS, LLC

By:
Its:

BUYER: TK BEHAVIORAL, LLC
By:
Its: